Exhibit 3.64

CERTIFICATE OF FORMATION

OF

SABRA HILLSIDE TERRACE, LLC

1. The name of the limited liability company is SABRA HILLSIDE TERRACE, LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of April 28, 2011.

/s/ Jonathan J. Eckhardt
Jonathan J. Eckhardt, Esq. Authorized Person